UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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INTAPP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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Intapp, Inc.
3101 Park Blvd.
Palo Alto, CA 94306
Dear Stockholder:
You are invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Intapp, Inc. (“Intapp”, the “Company”, “we” or “our”), which will be held on November 15, 2022, at 10:00 a.m., Pacific Time. To facilitate participation by stockholders from any location, the Annual Meeting will be held in a virtual meeting format only and conducted via live audio webcast to enable our stockholders to participate from locations around the world. You will be able to attend the meeting, vote and submit your questions via the Internet by visiting www.virtualshareholdermeeting.com/INTA2022 and entering the control number included on your proxy card and other proxy materials. You will not be able to attend the virtual Annual Meeting physically in person.
Attached to this letter are a Notice of Annual Meeting of Stockholders and proxy statement, which describe the business to be conducted at the Annual Meeting.
Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, we urge you to promptly submit your vote via the Internet, telephone or mail. Returning the proxy does not deprive you of your right to attend and vote your shares electronically at the Annual Meeting.
On behalf of the Board of Directors and management, I would like to express our appreciation for your continued support.
Very truly yours,
John Hall
Chairman of the Board and Chief Executive Officer
October 3, 2022
YOUR VOTE IS IMPORTANT
On or about October 3, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2022 Annual Meeting of Stockholders (the “Proxy Statement”) and our Annual Report on Form 10-K for the year ended June 30, 2022 (“2022 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2022 Annual Report can be accessed directly online at www.proxyvote.com using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials. A copy of our 2022 Annual Report and Proxy Statement are also available on our investor relations website at https://investors.intapp.com/.
Whether or not you plan to attend the meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF INTAPP, INC.
Date and Time:	November 15, 2022, at 10:00 a.m., Pacific Time.

Place:
The 2022 Annual Meeting of Stockholders (the “Annual Meeting) will be held as a virtual meeting via live webcast on the Internet. Because the meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend the meeting in person. You will be able to attend the Annual Meeting, vote and submit your questions on the day of the meeting via the Internet by visiting www.virtualshareholdermeeting.com/INTA2022 and entering the control number included on your proxy card and other proxy materials.

Items of Business:	1.
To elect four Class II directors, Beverly Allen, Nancy Harris, Derek Schoettle and Marie Wieck, each to hold office until our Annual Meeting of Stockholders in 2025 and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal;

	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023; and

	3.	To transact other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Our board of directors recommends that you vote “FOR” each of the director nominees named in Proposal One and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal Two.

Record Date:
The Board of Directors set September 21, 2022, as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

Voting:
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement for our Annual Meeting (the “Proxy Statement”) and submit your proxy or voting instructions as soon as possible. We have elected to provide electronic access to our Annual Meeting materials, which include the Proxy Statement accompanying this notice, in lieu of mailing printed copies. On or about October 3, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and our Annual Report on Form 10-K for the year ended June 30, 2022 (“2022 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Our Annual Report and Proxy Statement are available free of charge at: www.proxyvote.com using the control number located on your Notice, on your proxy card or in the instructions that accompanied your proxy materials.
By order of the Board of Directors,
Steven Todd
General Counsel and Secretary
October 3, 2022

i

GENERAL INFORMATION
THE ANNUAL MEETING
The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Intapp, Inc. (“Intapp,” the “Company,” “we,” “us” and “our”) will take place on November 15, 2022, at 10:00 a.m. Pacific Time.
This year’s annual meeting will be a completely virtual meeting of stockholders through an audio webcast live over the Internet. There will be no physical meeting location. Please go to www.virtualshareholdermeeting.com/INTA2022 for instructions on how to attend and participate in the Annual Meeting. Any stockholder may attend and listen live to the webcast of the Annual Meeting over the Internet at such website. Stockholders as of the record date may vote and submit questions while attending the annual meeting via the Internet by following the instructions listed on your proxy card and proxy materials. The webcast starts at 10:00 a.m., Pacific Time, on November 15, 2022. We encourage you to access the meeting prior to the start time. Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number posted on www.virtualshareholdermeeting.com/INTA2022.
PROXY MATERIALS
We have elected to provide electronic access to our Annual Meeting materials, which include this proxy statement for the Annual Meeting (the “Proxy Statement”), an annual report to stockholders, including our Annual Report on Form 10-K for the year ended June 30, 2022 (the “Annual Report”), and the proxy card or a voting instruction form for the Annual Meeting, in lieu of mailing printed copies. On or about October 3, 2022, we are sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to view the proxy materials on the Internet. Electronic copies of this Proxy Statement and the Annual Report are available at www.proxyvote.com.
VOTING RIGHTS
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record,” with respect to those shares, and the proxy materials were provided to you directly by us. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote on the Internet or by phone or mail as instructed in the proxy card to ensure your vote is counted.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares in your account. Your brokerage firm, bank, or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares. As a beneficial owner of shares, you are also invited to attend the Annual Meeting virtually and may vote your shares at the Annual Meeting by following the instructions posted at www.virtualshareholdermeeting.com/INTA2022.
Only holders of the Company’s common stock (“common stock”) as recorded in our stock register at the close of business on September 21, 2022, which is the record date, may vote at the annual meeting. On September 21, 2022, there were 62,973,991 shares of common stock issued and outstanding. As of the date of this Proxy Statement, the Company has not issued any shares of its preferred stock. Each share of common stock is entitled to one vote per share on any matter submitted to a vote of our stockholders.
ITEMS OF BUSINESS
There are two matters scheduled for a vote:
•
Proposal 1: To elect four Class II directors, Beverly Allen, Nancy Harris, Derek Schoettle and Marie Wieck, each to hold office until our Annual Meeting of Stockholders in 2025 and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal;

•	Proposal 2: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023;

Aside from the election of directors and the ratification of the appointment of our independent registered public accounting firm, the Company’s board of directors (“board of directors” or the “Board”) knows of no matters to be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons appointed as proxies.
VOTING RECOMMENDATION OF THE BOARD
The Board recommends that you vote your shares:
•
“For” the election of four Class II directors, Beverly Allen, Nancy Harris, Derek Schoettle and Marie Wieck, each to hold office until our Annual Meeting of Stockholders in 2025 and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal;

•	“For” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023;
HOW TO VOTE
You may vote “For All”, “Withhold All”, or “For All Except” with respect to each nominee to the Board. For Proposal 2, you may vote “For”, “Against” or abstain from voting.
If you are a stockholder of record as of the Record Date, you may vote, (i) during the Annual Meeting, by attending the Annual Meeting virtually and following the instructions posted at www.virtualshareholdermeeting.com/INTA2022, or (ii) by proxy (x) over the Internet at www.proxyvote.com, (y) by phone by calling 1-800-690-6903 or (z) by signing and returning the proxy card in the enclosed envelope. Whichever method you use, giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. If you submit a proxy but do not specify how to vote, the Company representative named in the proxy will vote your shares in favor of the director nominees identified in this proxy statement and ‘for’ Proposal 2.
Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting virtually and vote during the Annual Meeting if you have already voted by proxy.
If you are a beneficial owner and hold shares through another party, such as a bank or brokerage firm, you may receive material from them asking how you want to vote. Simply follow the instructions to ensure that your vote is counted. To vote at the Annual Meeting, you must follow the instructions posted at www.virtualshareholdermeeting.com/INTA2022.
You may receive more than one set of proxy materials depending on how you hold your shares. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed envelope.
REVOKING A PROXY
A stockholder of record may revoke any proxy which is not irrevocable by submitting a new proxy bearing a later date, by voting by telephone or over the Internet, or by delivering to the Corporate Secretary of the Company a revocation of the proxy in writing so that it is received by the Company prior to the Annual Meeting at 3101 Park Blvd., Palo Alto, CA 94306. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.
If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank, or other agent, or if you have received a proxy from your broker, bank, or other agent giving you the right to vote your shares at the Annual Meeting, by attending the meeting virtually and voting during the meeting.
SOLICITATION
These proxy materials are being provided in connection with the solicitation of proxies by the Company and are first being sent to stockholders on or about October 3, 2022. In addition to this mailing, the Company’s officers, directors or other employees may solicit proxies personally, electronically or by telephone. The Company pays the costs of soliciting proxies. No additional compensation will be paid to our directors, officers, or other employees for such services. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet service providers, which must be borne by the stockholder.
VOTES REQUIRED
The vote required for Proposal 1 for the election of directors by stockholders shall be the plurality of the votes cast with respect to a director nominee. This means that the director nominees receiving the highest number of affirmative ‘for’ votes will be elected. As a result, any shares not voted ‘for’ a particular nominee, whether as a result of a ‘withhold’ vote, abstention, or a “broker non-vote” (as defined below), will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the voting power of the shares present at the virtual Annual Meeting or represented by proxy and entitled to vote on the subject matter. An abstention will have the same effect as a vote ‘against’ the proposal because an abstention represents a share considered present and entitled to vote.
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. At our Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm (Proposal 2) is considered a routine matter. If you do not give instructions for Proposal 2 to ratify the appointment of the Company’s independent registered public accounting firm, the broker may vote your shares at its discretion. For the election of directors, the broker cannot vote your shares at all. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they will have no effect on the voting for the election of directors because they do not represent shares present and entitled to vote.
QUORUM
In order to carry on the business of the meeting, we must have a quorum. This means that the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting must be either present at the internet meeting or represented by proxy.
Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present at the virtual Annual Meeting or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is established to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.
IMPLICATIONS OF BEING AN “EMERGING GROWTH COMPANY”
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These provisions include:
•	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002;
•
only two years of audited financial statements are required in addition to any required interim financial statements, and correspondingly reduced disclosure in management’s discussion and analysis of financial condition and results of operations; and

•
(i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We will remain an emerging growth company until the earliest of: (1) the last day of fiscal year in which we have more than $1.07 billion in annual revenues; (2) the date we qualify as a “large accelerated filer,” which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of the most recently completed second fiscal quarter, we have been required to file annual, quarterly, and current reports under the Exchange Act for at least twelve months, and we have filed at least one annual report pursuant to the Exchange Act; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; and (4) the last day of fiscal year ending after the fifth anniversary of our initial public offering.
We have availed ourselves in this Proxy Statement of the reduced reporting requirements described above. We expect to continue to avail ourselves of the emerging growth company exemptions described above for so long as we remain an emerging growth company. As a result, the information that we provide to stockholders will be less comprehensive than what you might receive from other public companies.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.
We have elected to use the extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (1) are no longer an emerging growth company and (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

BOARD OF DIRECTORS
OUR BOARD OF DIRECTORS
The following sets forth certain information, as of October 3, 2022, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing directors.
Name	Age	Position(s)	Classification (Term Expiration)
Beverly Allen	55	Director and Nominee	Class II (2025)*
Nancy Harris	59	Director and Nominee	Class II (2025)*
Derek Schoettle	49	Director and Nominee	Class II (2025)*
Marie Wieck	61	Director and Nominee	Class II (2025)*
Mukul Chawla	47	Director	Class III (2023)
Chris Gaffney	59	Director	Class III (2023)
John Hall	50	Chairman of the Board and Chief Executive Officer	Class III (2023)
Ralph Baxter	76	Director	Class I (2024)
Charles Moran	67	Director	Class I (2024)
George Neble	66	Director	Class I (2024)
*	Term expiration assuming reelection.
Beverly Allen has served as a director of the Company since February 3, 2022. Ms. Allen has been the Senior Vice President, General Counsel, Chief Compliance and Privacy Officer, and Corporate Secretary of Inovalon Holdings, Inc., which offers data-driven, cloud-based solutions to healthcare organizations, since December 2016. Prior to Inovalon, Ms. Allen was Chief Integrity Officer at MedStar Washington Hospital Center. Ms. Allen’s previous experience also includes leadership positions with Booz Allen Hamilton, SRA International, the U.S. Department of Homeland Security, and the U.S. Department of Education’s District of Columbia Enforcement Office. Ms. Allen received a B.A. from the University of Virginia, a J.D. from the University of North Carolina School of Law, and a master’s degree from Georgetown University.
We believe that Ms. Allen is qualified to serve on our board of directors due to her leadership experience and extensive background in managing legal, compliance, and privacy risks.
Nancy Harris has served as a director of the Company since the closing of the Company’s initial public offering. Ms. Harris was the Executive Vice President and Managing Director of Sage North America from 2011 until her retirement in January 2022. Ms. Harris has more than 35 years of experience in a variety of leadership capacities in the software industry. Prior to Sage, Ms. Harris served as the Chief Operating Officer of ESO Solutions, a high-growth SaaS company, from 2010 to 2011. Prior to ESO, Ms. Harris served as the Chief Operating Officer of Asure Software from 2001 to 2009. Prior to Asure Software, Ms. Harris served as the Vice President of Marketing at ClearCommerce Corporation and as the Director of Product Marketing at BMC Software, Inc. Ms. Harris received a B.S. in Journalism from Northwestern University and a Masters in Marketing from Northwestern University.
We believe that Ms. Harris is qualified to serve on our board of directors due to her leadership experience and extensive background in the software industry.
Derek Schoettle has served as a director of the Company since February 2020. Mr. Schoettle joined Great Hill Partners, L.P. in April 2019 and serves as the Growth Partner. Prior to joining Great Hill Partners, Mr. Schoettle served as chief executive officer of Zoom Information, Inc. (“ZoomInfo”), a B2B data and business information solutions provider, from 2018 to February 2019. Prior to Zoominfo, Mr. Schoettle served as general manager at IBM and chief executive officer of the NoSQL database-as-a-service (DBaaS) provider. Prior to joining IBM, Mr. Schoettle served as chief executive officer of Cloudant, Inc., which was acquired by IBM in 2014. Mr. Schoettle is a member of the Forbes Technology Council, a board member of The Mass Technology Leadership Council, an Entrepreneur in Residence at The Blank Center at Babson College and is active in a number of Boston-area start-ups. Mr. Schoettle received a B.A. from Dickinson College and an M.B.A. from Babson College.

We believe that Mr. Schoettle is qualified to serve on our board of directors due to his extensive technology industry experience and his significant managerial experience at global technology companies.
Marie Wieck has served as a director of the Company since the closing of the Company’s initial public offering. Ms. Wieck joined Ethos Capital in 2020 as an Executive Partner. Ms. Wieck also founded Moroquain LLC in 2020 which provides digital transformation and diversity consulting services. Prior to Moroquain, Ms. Wieck retired from IBM after a 36-year career, the last 10 years of which were in senior leadership and General Management roles. Ms. Wieck served on the Board of Mercedes-Benz Group (known as Daimler AG until October 2021) as an independent Shareholder Representative from 2018 to 2021. She also served on the Daimler AG Group’s Legal Affairs Committee. Ms. Wieck has served on the Board of Daimler Truck AG since October 2021 and is also a member of the Presidential Committee, the Nominating Committee and the Mediation Committee. In May 2021, Ms. Wieck joined the Board of Uptake, an industrial AI company founded in 2014. She also serves on the Technical Advisory Committee of Lutron Electronics. Ms. Wieck serves on the Board of Visitors of Columbia University School of Engineering and serves as the Chair of Charity Navigator. Ms. Wieck received a B.S. in engineering from The Cooper Union, a M.S. in computer science from Columbia University and an MBA from New York University.
We believe that Ms. Wieck is qualified to serve on our board of directors due to her leadership experience and extensive background in the technology industry.
Mukul Chawla has served as a director of the Company since 2017. Mr. Chawla has been a Partner and Head of Growth Equity in Asia Pacific at KKR & Co. Inc. (KKR) since December 2021. Prior to joining KKR, he was a Senior Managing Director at Temasek International (USA) LLC (“Temasek International”), an affiliate of Anderson Investments Pte. Ltd. (“Anderson”), where he co-headed the global Technology, Media and Telecom and North America groups. Prior to joining Temasek International in 2010, Mr. Chawla was a private equity investor at Warburg Pincus, held operating roles at Cisco Systems Inc. and served an appointment at the U.S. Federal Communications Commission. Previously, Mr. Chawla served as a board member for Global Healthcare Exchange LLC, WebMD Health Corp., Internet Brands, Blujay Solutions Ltd., Fanatics Holdings Inc., SoundCloud Inc., Pluribus Networks, USN and Aicent. Mr. Chawla received a B.S. from the Birla Institute of Technology & Science, Pilani, M.S. in Computer Science from the University of Illinois at Urbana-Champaign and an M.B.A. from The Wharton School of the University of Pennsylvania.
We believe that Mr. Chawla is qualified to serve on our board of directors due to his extensive finance and technology industry experience.
Chris Gaffney has served as a director of the Company since 2012. Mr. Gaffney has been a Co-Founder and Managing Director of private equity firm Great Hill Partners, L.P., where he is responsible for transaction origination, investment policy, fundraising, investor relations and the general management of the firm, since 1998. Mr. Gaffney currently serves as a board member for Skillz Inc. He also currently serves as a board member for Echobot, Ltd, Auvik Networks Inc., Terminus Software, Inc., Totango Inc., EvolveIP, LLC, Ikon Science Ltd., G/O Media, Inc., Enterprise DB Corporation, Varicent Software, Inc., Mission Cloud Services Inc., Locus Robotics Corp., Paradox, Inc., and Special Olympics Massachusetts. Mr. Gaffney has participated in the private equity business since 1986 and his investment experience covers a broad group of industries, including business services and software, information services, eCommerce, consumer and online services, financial services, insurance, digital publishing, telecommunications, logistics, education, and broadcasting. Mr. Gaffney received a B.S. from Boston College in accounting and economics.
We believe that Mr. Gaffney is qualified to serve on our board of directors due to his extensive finance industry experience.
John Hall has served as a director and Chief Executive Officer of the Company since 2007. Prior to joining the Company, Mr. Hall was an early executive at VA Linux Systems and helped lead the company from its startup phase to its initial public offering.
We believe that Mr. Hall is qualified to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer.
Ralph Baxter has served as a director of the Company since the closing of the Company’s initial public offering. Mr. Baxter previously served as a director of the Company’s operating subsidiary, Integration Appliance, Inc., from 2016 to 2021. Since 2014, Mr. Baxter has regularly advised law firms, legal technology companies, and corporate law departments on their strategies and execution and emerging models for improved delivery of legal service. From 1990 to 2013, Mr. Baxter served as CEO of Orrick, Herrington & Sutcliffe LLP, a leading global law firm, and launched numerous transformative initiatives during his tenure, including the creation of Orrick’s Global Operations Center in Wheeling, West Virginia, and changes in the firm’s talent and pricing models. Mr. Baxter also served as director for Lex Machina, Inc. Mr. Baxter is a member of the Legal Advisory Board of LegalZoom.com, Inc., a Senior Advisor and member of the Advisory Board of the Stanford Law School Center on the Legal Profession and a member of the Advisory Board of the Harvard Law School Center on the Legal Profession. Mr. Baxter received an A.B. in History from Stanford University and a J.D. from the University of Virginia.
We believe Mr. Baxter is qualified to serve on our board of directors due to his deep legal industry expertise and his leadership experience.
Charles Moran has served as a director of the Company since 2019. Mr. Moran was the founder and former Chairman, President, and Chief Executive Officer of Skillsoft PLC, a leading global provider of cloud-based learning and talent management solutions from 1998 to 2015. Prior to founding Skillsoft PLC, Mr. Moran served as president and chief executive officer of NETg, a former subsidiary of National Education Corporation, and a provider of computer-based training for IT professionals. Prior to joining Netg, Mr. Moran served as the chief operating officer and chief financial officer of SoftDesk, which was acquired by Autodesk Inc. Prior to joining Softdesk, Mr. Moran served as president of Sytron Corporation, a data management software subsidiary of Rexon Inc. Mr. Moran currently serves as a board member for Commvault Systems Inc. and Manhattan Associates Inc., and several private companies. Previously, Mr. Moran served as a board member for Duck Creek Technologies Inc. and Clarivate Analytics PLC. Mr. Moran received a B.S. from Boston College and an M.B.A. from Suffolk University.
We believe that Mr. Moran is qualified to serve on our board of directors due to his extensive background in the technology industry and his leadership experience.
George Neble has served as a director of the Company since the closing of the Company’s initial public offering. Mr. Neble brings more than 40 years of accounting and auditing experience working with both public and private companies. From November 2012 to June 2017, Mr. Neble served as the Northeast Market Leader and Managing Partner of the Boston office of Ernst & Young LLP. From 2002 to 2012, Mr. Neble was a senior assurance partner at Ernst & Young LLP. He has served as a board member of EverQuote, Inc. since May 2018, LumiraDx Limited since July 2020, Wasabi, Inc. and Equipnet, Inc. Mr. Neble has also served as a business advisor working with high growth and emerging technology companies since July 2017 along with serving on the boards of various non-profit organizations. From 1978 to 2002, Mr. Neble was an Assurance Partner at Arthur Andersen serving primarily emerging and growth-oriented companies. He is a certified public accountant with extensive experience in accounting, SEC and financial reporting matters. Mr. Neble received a B.S. degree in accounting from Boston College.
We believe that Mr. Neble is qualified to serve on our board of directors due to his extensive experience and knowledge of accounting and financial matters as well as audit functions.
COMPOSITION OF OUR BOARD OF DIRECTORS
Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of 10 directors. Subject to the terms of the Stockholders Agreement (defined below), our certificate of incorporation and bylaws, the number of directors is fixed by our board of directors. Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Assuming reelection, Beverly Allen, Nancy Harris, Derek Schoettle and Marie Wieck will serve as Class II directors with a term expiring in 2025. Mukul Chawla, Chris Gaffney and John Hall serve as Class III directors with an initial term expiring in 2023. Ralph Baxter, Charles Moran and George Neble serve as Class I directors with a term expiring in 2024.
On July 2, 2021, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Anderson Investments Pte. Ltd. (“Anderson”), Great Hill Equity Partners IV, L.P. and Great Hill Investors, LLC (together with Great Hill Equity Partners IV, L.P., “Great Hill”). The Stockholders’ Agreement provide that so long as each of Anderson and Great Hill beneficially owns at least 10.0% of our outstanding common stock, each shall have the right to nominate one director to our board of directors. Pursuant to the Stockholders’ Agreement, we have agreed to use our commercially reasonable efforts to cause the election of the slate of directors recommended by our board of directors, which, subject to the fiduciary duties of our directors, will include the persons nominated by Anderson and Great Hill in accordance with the Stockholders’ Agreement. At the current ownership levels, Anderson and Great Hill are each entitled to nominate one director for election to our board of directors. Mukul Chawla and Chris Gaffney currently serve on our board of directors and serve as the designees of Anderson and Great Hill, respectively. The Stockholders’ Agreement will terminate automatically (without any action by any party thereto) as it relates to each stockholder at such time as such stockholder ceases to beneficially own in excess of 10% of the issued and outstanding shares of common stock of the Company as of the time of the record date for the annual stockholders’ meeting.
Board Diversity
The matrix below provides enhanced disclosure regarding the diversity of the members of our Board of Directors and is based solely on information provided by our directors. Directors who did not answer or indicated that they preferred not to answer a question are shown as “did not disclose gender” or “did not disclose demographic background” below. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).
Board Diversity Matrix (As of October 3, 2022)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6		1
Part II: Demographic Background
African American or Black	1
Asian		1
White	2	5
Did Not Disclose Demographic Background	1
BOARD MEETING QUORUM REQUIREMENTS
Our Amended and Restated Bylaws (the “Bylaws”) provides that a majority of the total number of directors then in office will constitute a quorum.
The Board met eight (8) times during the fiscal year ended June 30, 2022. During our fiscal year 2022, each director attended at least 75% of the aggregate of the total number of Board meetings and committee meetings on which he or she then served.
We encourage our directors to attend annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at Board and committee meetings. Seven members of our board of directors then in office attended our 2021 annual meeting of stockholders held on November 16, 2021.
BOARD COMMITTEES
The composition, duties and responsibilities of our committees are as set forth below. The standing committees of our board of directors consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Audit Committee
Our Audit Committee consists of Beverly Allen, Nancy Harris, George Neble and Marie Wieck, with Mr. Neble chairing this committee. Rule 10A-3 of the Exchange Act and the NASDAQ rules require us to have an Audit Committee composed entirely of independent directors. Our board of directors has affirmatively determined that each of Beverly Allen, Nancy Harris, George Neble and Marie Wieck meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the corporate governance standards of the Nasdaq Stock Market.
Our board of directors has determined that each director appointed to the Audit Committee is financially literate, and our board of directors has determined that George Neble is our Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act.
Our Audit Committee is responsible for, among other matters:
•
reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff and tracking management’s corrective action plans where necessary;

•
reviewing our financial statements, including any significant financial items and/or changes in critical accounting policies, with our senior management and independent registered public accounting firm;

•	overseeing our major financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•
having the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm; and

•
reviewing on an ongoing basis and approving in advance or ratifying any proposed related person transactions, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee.

Our Audit Committee operates under a written charter, which is available on our principal corporate website at www.intapp.com, which is intended to satisfy the applicable rules and regulations of the SEC and the Nasdaq listing standards, and our Audit Committee reviews the charter annually. Seven Audit Committee meetings were held during fiscal year 2022.
Compensation Committee
Our Compensation Committee consists of Mukul Chawla, Chris Gaffney and Charles Moran, with Mr. Chawla chairing this committee. Our Board has determined that each of Mukul Chawla and Chris Gaffney meet the definition of “independent director” for purposes of serving on the Compensation Committee under the corporate governance standards of Nasdaq. No member of our Compensation Committee is or has been one of our officers or employees, and other than Charles Moran, none has any relationships with us of the type that is required to be disclosed under Item 404 of Regulation S-K. Charles Moran was party to a director services agreement which expired on December 31, 2021 pursuant to which we engaged him as a special advisor for a 12-month term for financial advice and advice in connection with the Company’s initial public offering. For additional information regarding the director services agreement with Mr. Moran, see “Certain Relationships and Related Party Transactions.” None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
On May 27, 2021, our Board determined that, even though Mr. Moran is not considered “independent” within the meaning of Nasdaq Rule 5605(a)(2), it is imperative and in the best interests of our company and our stockholders that Mr. Moran be appointed as a member of our Compensation Committee for a period of not more than two (2) years from and after the date the registration statement we filed in connection with our initial public offering was declared effective. The Board made this determination in light of the fact that Mr. Moran has been our director since 2019 and is therefore very familiar with our historical executive compensation decisions, policies and practices and also has extensive experience in the technology industry and its respective practices. Further, Mr. Moran was the chief executive officer of a public company and has served on the boards of several public companies and in different committee roles at these companies, including compensation committees. For these reasons, our Board has determined that Mr. Moran can provide our Compensation Committee with a unique perspective for compensation-related decisions during a period not exceeding two years until such time as our Board determines that the appointment of Mr. Moran to our Compensation Committee is no longer necessary.

Our Compensation Committee is responsible for, among other matters:
•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;
•
reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the salaries, benefits and equity incentive grants provided to our consultants, officers, directors and other individuals we compensate;

•
reviewing and approving corporate goals and objectives relevant to executive officer compensation, evaluating executive officer performance in light of those goals and objectives, and determining executive officer compensation based on that evaluation;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers; and
•	overseeing our compensation and employee benefit plans.
Our Compensation Committee operates under a written charter, which is available on our principal corporate website at www.intapp.com, which is intended to satisfy the applicable rules and regulations of the SEC and the Nasdaq listing standards, and our Compensation Committee reviews the charter annually. Seven Compensation Committee meetings were held during fiscal year 2022.
In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities. The Compensation Committee may delegate its authority under its charter to a subcommittee as it deems appropriate from time to time.
During fiscal year 2022, the Compensation Committee approved the Company’s retention of Aon (“Aon”) as its external compensation consultant to advise on executive and employee compensation matters, including the Company’s overall compensation program design, executive and employee compensation provided and the collection of market data to inform our compensation programs for our executives and employees. Our Compensation Committee has reviewed various reports and materials produced by Aon. The Compensation Committee assessed Aon’s independence in connection with Aon’s retention as its external compensation consultant and concluded that the engagement of Aon did not raise any conflict of interest.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Derek Schoettle, Beverly Allen and Marie Wieck, with Mr. Schoettle chairing this committee. Our Board has determined that each of Derek Schoettle, Beverly Allen and Marie Wieck meet the definition of “independent director” for purposes of serving on the Nominating and Corporate Governance Committee under the corporate governance standards of the Nasdaq Global Select Market.
Ralph Baxter, a member of the Nominating and Corporate Governance Committee from its establishment in connection with our initial public offering until June 23, 2022, is a party to a consulting agreement with us as described under the section titled “Certain Relationships and Related Party Transactions”. As such, he is not independent under the listing standards of Nasdaq or Rule 10A-3(b) under the Exchange Act and only served on our Nominating and Corporate Governance Committee during the transition period available for newly public companies.
Our Nominating and Corporate Governance Committee is responsible for, among other matters:
•
reviewing the performance of our board of directors and making recommendations to our board of directors regarding the selection of candidates, qualification and competency requirements for service on our board of directors and the suitability of proposed nominees as directors;

•	advising our board of directors with respect to the corporate governance principles applicable to us; and
•	overseeing the evaluation of our board of directors and its committees.
Our Nominating and Corporate Governance Committee operates under a written charter, which is available on our principal corporate website at www.intapp.com, which is intended to satisfy the applicable rules and regulations of the SEC and the Nasdaq listing standards, and our Nominating and Corporate Governance Committee reviews the charter annually. Five Nominating and Corporate Governance Committee meetings were held during fiscal year 2022.

DIRECTOR COMPENSATION
The table below sets forth information regarding director compensation for the fiscal year ended June 30, 2022.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mukul Chawla	42,000	214,958	—	—	—	256,958
Chris Gaffney	36,000	214,958	—	—	—	250,958
Charles Moran	36,000	214,958	—	—	—	250,958
Derek Schoettle	38,000	214,958	—	—	—	252,958
Ralph Baxter	—	—	—	260,000	240,000	500,000
Nancy Harris	40,000	214,958	—	—	—	254,958
George Neble	50,000	214,958	—	—	—	264,958
Marie Wieck	44,000	214,958	—	—	—	258,958
Beverly Allen	10,000	275,226	—	—	—	285,226
John Hall(5)	—	—	—	—	—	—
(1)
Cash fees earned by Messrs. Chawla, Gaffney and Schoettle were paid to their employers to the extent that they were employed by them during fiscal year 2022. Mr. Chawla earned $17,500 in fees during fiscal year 2022 while employed by Temasek International and such fees were paid to Temasek International. The remainder of Mr. Chawla’s fees for fiscal year 2022 ($24,500) were paid directly to Mr. Chawla. Messrs. Gaffney and Schoettle were employed by Great Hill Partners, L.P. for the entirety of fiscal year 2022 and all cash fees earned by them were paid to Great Hill Partners, L.P.

(2)
Represents the aggregate grant date fair value of stock awards granted, computed in accordance with FASB Topic 718. For further information on how we account for stock-based compensation, see Note 11 to the Company's consolidated financial statements for the year ended June 30, 2022, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022. For a more detailed discussion of our equity compensation for our non-employee directors, see “Non-Employee Director Compensation Policy—Equity Compensation.”

For each director (except for Mr. Hall, who serves as the Company’s Chief Executive Officer, and does not receive any additional compensation for his services as a director), the aggregate number of stock and option awards outstanding at fiscal year-end for the year ended June 30, 2022, is set forth below:
Name	Stock Awards (#)	Options Awards (#)
Mukul Chawla	7,092	—
Chris Gaffney	7,092	—
Charles Moran	7,092	—
Derek Schoettle	7,092	—
Ralph Baxter	—	277,000
Nancy Harris	18,630	—
George Neble	18,630	—
Marie Wieck	18,630	—
Beverly Allen	14,478	—
(3)
Represents amounts earned by Mr. Baxter for fiscal year 2022 based upon achievement of certain objectives related to his work in chairing our advisory board program, pursuant to the Baxter Consulting Agreement, as described in “Certain Relationships and Related Party Transactions—Consulting Agreement with Ralph Baxter.”

(4)
Represents base fees paid to Mr. Baxter in fiscal year 2022 for services provided to the Company by Mr. Baxter pursuant to the Baxter Consulting Agreement, as described in “Certain Relationships and Related Party Transactions—Consulting Agreement with Ralph Baxter.”

(5)	Mr. Hall, who serves as the Company’s Chief Executive Officer, does not receive any additional compensation for his services as a director.
Director Compensation in Fiscal Year 2022
During fiscal year 2022, our non-employee directors, other than Mr. Baxter, were compensated for services in accordance with our non-employee director compensation policy that became effective in connection with our initial public offering, as described below. Mr. Baxter received compensation for his services to the Company pursuant to an individual agreement, as described in “Certain Relationships and Related Party Transactions.” Mr. Baxter does not receive any additional compensation for his services as a director.
Ms. Allen, who became a director of the Company effective February 3, 2022, received a grant of RSUs pursuant to our 2021 Plan in connection with her election to our board of directors. The RSUs vest in three equal annual installments, subject to continued service, on February 20, 2023, February 20, 2024, and February 20, 2025.

Mr. Hall, who serves as the Company’s Chief Executive Officer, does not receive any additional compensation for his services as a director.
Consulting Agreement with Ralph Baxter
Ralph Baxter, as principal of Ralph Baxter, Inc., is party to a consulting agreement pursuant to which Ralph Baxter, Inc. is engaged to advise the Company on a variety of strategic, product and client service issues, including its client advisory board program. For additional information regarding the consulting agreement with Mr. Baxter, see “Certain Relationships and Related Party Transactions—Consulting Agreement with Ralph Baxter.” Mr. Baxter does not receive any additional compensation for his services as a director.
Non-Employee Director Compensation Policy
Cash Compensation
Under our non-employee director compensation policy, our non-employee directors are generally eligible to receive the following cash compensation (as applicable) for their service on our board of directors and its committees:
•	$30,000 annual cash retainer for service as a board member and an additional annual cash retainer of $20,000 for service as non-executive chair of our board of directors;
•
$10,000 annual cash retainer for service as a member of the Audit Committee and $20,000 annual cash retainer for service as chair of the Audit Committee (in lieu of the committee member service retainer);

•
$6,000 annual cash retainer for service as a member of the Compensation Committee and $12,000 annual cash retainer for service as chair of the Compensation Committee (in lieu of the committee member service retainer); and

•
$4,000 annual cash retainer for service as a member of the Nominating and Corporate Governance Committee and $8,000 annual cash retainer for service as chair of the Nominating and Corporate Governance Committee (in lieu of the committee member service retainer).

The annual cash compensation amounts are payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred.
Equity Compensation
New non-employee directors who join our board of directors are generally eligible to receive a one-time RSU award (the “Initial RSU”), which generally vests over three years in three substantially equal annual installments, subject to the non-employee director’s continued service through the applicable vesting date. Continuing non-employee directors are generally eligible to receive, on the date of each annual meeting of our stockholders, an RSU award (the “Annual RSU”) that vests in full on the earlier of (1) the date of the following annual meeting of our stockholders or (2) the first anniversary of the date of grant, subject to the non-employee director’s continued service through the applicable vesting date.
The number of RSUs subject to the Initial RSU award was determined by dividing $300,000 by the average trading price of the Company’s common stock on the Nasdaq Stock Market over the 20 trading days preceding the grant date. The number of RSUs subject to the Annual RSU award was determined by dividing $200,000 by the average trading price of the Company’s common stock on the Nasdaq Stock Market over the 20 trading days preceding the grant date. For fiscal year 2022, a 20-day average trading price was used in order to provide a more stabilized share value less susceptible to potential swings in the market.
Reimbursement of Expenses
In addition to the compensation outlined above, we reimburse each eligible non-employee director for reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, meetings of our board of directors and any committee of the board of directors, in accordance with our business expense reimbursement policies as in effect from time to time.

CORPORATE GOVERNANCE
BOARD LEADERSHIP STRUCTURE
With respect to the roles of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and our board of directors is able to exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate.
DIRECTOR INDEPENDENCE
Our board of directors has undertaken a review of the independence of our directors and considered whether any such director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has determined that each of Beverly Allen, Mukul Chawla, Chris Gaffney, Nancy Harris, George Neble, Derek Schoettle and Marie Wieck is an “independent director,” as defined under the rules of Nasdaq.
RISK OVERSIGHT
Our Audit Committee is responsible for overseeing our risk management process. Our Audit Committee focuses on our general risk management strategy and the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Audit Committee is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
ANTI-HEDGING POLICY
All of our officers, directors and employees and certain consultants specified by our management are prohibited from engaging in hedging transactions relating to our stock. Additionally, spouses, minor children and any other family member sharing the same household as the foregoing, as well as any other account, trust or entity over which the foregoing may make or influence investment decisions, whether or not the securities are held directly or indirectly, are similarly prohibited from engaging in such hedging transactions.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of our Compensation Committee is or has been one of our officers or employees, and other than Charles Moran, none has any relationships with us of the type that is required to be disclosed under Item 404 of Regulation S-K. Charles Moran was party to a director services agreement which terminated on December 31, 2021 pursuant to which we engaged him as a special advisor for a 12-month term for financial advice and advice in connection with the Company’s initial public offering. For additional information regarding the director services agreement with Mr. Moran, see “Certain Relationships and Related Party Transactions.” None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a code of business conduct and ethics applicable to our directors, officers and employees. A copy of that code is available on our principal corporate website at www.intapp.com.
DIRECTOR NOMINATIONS
The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, regardless of who nominates a candidate for consideration. The Nominating and Corporate Governance Committee will ensure that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The Board is responsible for selecting the nominees for election to the Board.

Beverly Allen was recommended to the Nominating and Corporate Governance Committee for consideration by a third-party search firm engaged by the Nominating and Corporate Governance Committee. In addition to providing information on a number of potential director candidates, the third-party search firm reviewed and provided information about Ms. Allen for review by our Nominating and Corporate Governance Committee and Board. As part of the Nominating and Committee’s and Board’s consideration of Ms. Allen as a potential board member, Ms. Allen was interviewed by members of the Nominating and Governance Committee. The Nominating and Corporate Governance Committee recommended that our Board elect Beverly Allen as a member of our Board and our Board elected Ms. Allen as a member of the board of directors, effective February 3, 2022.
DIRECTOR SELECTION
The Nominating and Corporate Governance Committee shall recommend to the Board criteria for Board and committee membership, in accordance with the principles in the committee’s charter and our Corporate Governance Guidelines. The assessment of director candidates will include factors such as integrity, judgment, skill, diversity, experience with businesses and other organizations of comparable size and the interplay of the candidate’s experience with the experience of other Board members. The adequacy of such criteria will be reassessed by the Nominating and Corporate Governance Committee periodically and any proposed changes will be submitted to the Board for approval.
STOCKHOLDER RECOMMENDATIONS
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and is responsible for reviewing all stockholder nominations and determining whether the nomination and nominee satisfy all applicable eligibility requirements. Stockholders may recommend director candidates for consideration by our Nominating and Corporate Governance Committee by sending notice to Intapp, Inc., Attention: Corporate Secretary, 3101 Park Blvd., Palo Alto, CA 94306. Any such recommendation should include the information required by our Bylaws. Our Nominating and Corporate Governance Committee will review all stockholder nominations properly submitted pursuant to our Bylaws, determine whether the nomination was submitted in a timely manner and whether the nomination and the nominee satisfy all applicable eligibility requirements, and recommend to our Board appropriate action on each such nomination.
CORPORATE GOVERNANCE GUIDELINES
We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted Corporate Governance Guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including the size and composition of the Board, board membership criteria and director qualifications, director responsibilities, board agendas, meetings of independent directors, oversight of strategic planning, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.
The full text of our Corporate Governance Guidelines may be viewed at our website at www.intapp.com.
BOARD SELF-ASSESSMENT
The Board conducts, and the Nominating and Corporate Governance Committee oversees, an annual self-evaluation to determine whether the Board is functioning effectively. The Board periodically considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively.
In addition, our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee each conduct their own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters. In 2022, our Board and each of our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee conducted their annual self-assessment.
COMMUNICATING WITH OUR DIRECTORS
The Board welcomes communications from the Company’s stockholders and other interested parties, and it is the policy of the Company to facilitate communication from stockholders. The Board generally believes it is in the

Company’s best interests that designated members of management speak on behalf of the Company. Stockholders and other interested parties wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board or to a particular Board member, by mailing such correspondence to Intapp, Inc., 3101 Park Blvd., Palo Alto, CA 94306.
Please indicate on the envelope or in the email whether the communication is from a stockholder or other interested party. The Board has instructed the Corporate Secretary and other relevant members of management to examine incoming communications and forward to the Board or individual Board members as appropriate, communications he or she deems relevant to the Board’s roles and responsibilities. The Board has requested that certain types of communications not be forwarded, and redirected if appropriate, such as: spam, business solicitations or advertisements, resumes or employment inquiries, service complaints or inquiries, surveys, or any threatening or hostile materials.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and Nasdaq by certain deadlines. Based solely on our review of such reports filed with the SEC during or with respect to the fiscal year ended June 30, 2022 and written representations of reporting persons, we believe that all Section 16(a) filing requirements were complied with, except as described below. Required Form 4 reports were not filed on a timely basis due to an administrative oversight for the purchase of our common stock by participants (Nancy Harris, Charles Moran, George Neble and Marie Wieck) in the directed share program in connection with our initial public offering, for grants of annual equity awards to Mukul Chawla, Chris Gaffney, Nancy Harris, Charles Moran, George Neble, Derek Schoettle and Marie Wieck, and for a stock option exercise by Don Coleman.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board has nominated the following four director candidates, all of whom currently serve as our directors, for election to serve as a Class II director: Beverly Allen, Nancy Harris, Derek Schoettle and Marie Wieck. Each of these nominees has agreed to stand for election at the Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2025 and until his or her successor has been duly elected and qualified, or until the director’s earlier death, resignation, or removal.
The Company representative named in the proxy intends to vote for the election of each of the director nominees above, unless you indicate on your proxy that your vote should be withheld from any or all of the nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by our board of directors.
For details regarding the qualifications and the specific experiences, qualifications and skills of each of our director nominees, see “Board of Directors—Our Board of Directors” on page 5.
VOTES REQUIRED
Approval of Proposal No. 1 requires the plurality of the votes cast with respect to a director nominee. This means that the four director nominees receiving the highest number of affirmative “for” votes will be elected as directors at the Annual Meeting.
The Board recommends you vote FOR each of the nominated directors.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has approved the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending June 30, 2023. Deloitte has been engaged as our independent registered public accounting firm since 2020. We are asking that you ratify the appointment, although your ratification is not required. If stockholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders. A Deloitte representative is expected to attend the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.
Deloitte Information
The following table presents fees for services rendered by Deloitte during the fiscal years ended June 30, 2021, and June 30, 2022:
For the Year Ended June 30,	2022	2021
Audit fees	$1,963,316	$1,164,937
Audit-related fees	7,391	2,159,670
Tax fees	237,225	78,750
Total	$2,207,932	$3,403,357
Audit fees
These amounts represent fees of Deloitte for the audit of our annual consolidated financial statements, the review of condensed consolidated financial statements, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year. Audit fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of periodic financial statements and statutory audits that non-U.S. jurisdictions require.
Audit-related fees
Audit-related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and services in connection with our initial public offering, including comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category may include fees related to the performance of audits and attest services not required by statute or regulations; due diligence related to mergers and acquisitions; and accounting consultations about the application of GAAP to proposed transactions.
Tax fees
Tax fees generally consist of tax compliance and return preparation, and tax planning and advice. Tax compliance and return preparation services consist of preparing original and amended tax returns and claims for refunds. Tax planning and advice services consist of support during income tax audits or inquiries.
The Audit Committee has determined that the non-audit services rendered by Deloitte were compatible with maintaining its independence. All such non-audit services were pre-approved by the Audit Committee pursuant to the pre-approval policy set forth below.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee reviews the independence of our independent registered public accounting firm on an annual basis and has determined that Deloitte is independent. In addition, the Audit Committee pre-approves all work and fees that are performed by our independent registered public accounting firm. The Audit Committee has delegated pre-approval authority for permissible non-audit services to a designated Audit Committee member. Any pre-approval of such non-audit services by the designated Audit Committee member will be reported to the Audit Committee at its next regularly scheduled meeting.
VOTES REQUIRED
Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting. Abstentions are considered shares present and entitled to vote on this proposal and, thus, will have the same effect as a vote “AGAINST” this proposal.
The Board recommends you vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2023.

AUDIT COMMITTEE REPORT
The Audit Committee’s general role is to assist the board in monitoring the Company’s financial reporting process and related matters. The Audit Committee’s specific responsibilities are set forth in its charter. The Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, who have primary responsibility for Intapp’s financial statements, as well as the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Intapp’s audited financial statements to generally accepted accounting principles.
In fulfilling these responsibilities, the Audit Committee recommended that our stockholders ratify the selection of Deloitte & Touche LLP as Intapp’s independent registered public accounting firm for the fiscal year ended June 30, 2022 and reviewed with Deloitte & Touche LLP their audit scope and plan. In reaching its recommendation, the Audit Committee considered the qualifications of Deloitte & Touche LLP and has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with members of Deloitte & Touche LLP its independence.
The Audit Committee has reviewed the Company’s consolidated financial statements for its fiscal year ended June 30, 2022 and met with its management team, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC, including Auditing Standard No. 1301.
Based on the review and discussions described above, the Audit Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements for its fiscal year ended June 30, 2022 be included in its Annual Report on Form 10-K for its 2022 fiscal year and filed with the SEC.
Members of the Audit Committee
George Neble, Chair
Beverly Allen
Nancy Harris
Marie Wieck
The information contained in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
This section sets forth the compensation of our principal executive officer and our two other most highly compensated executive officers for the fiscal year ended June 30, 2022 (our “NEOs”). For the fiscal year ended June 30, 2022, our NEOs were:
•	John Hall, our Chief Executive Officer;
•	Thad Jampol, our Co-Founder and Chief Product Officer; and
•	Don Coleman, our Chief Operating Officer.
As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. Accordingly, we have not included in this section a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the “Summary Compensation Table” and the “Outstanding Equity Awards at Fiscal Year-End” table below. In addition, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” votes.
SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our NEOs for the fiscal year ended June 30, 2022 (referred to herein as fiscal year 2022) and the fiscal year ended June 30, 2021 (referred to herein as fiscal year 2021).
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other compensation ($)(4)	Total Compensation ($)
John Hall	2022	456,290	—	—	427,100	8,700	892,090
Chief Executive Officer	2021	443,000	28,600,000	1,823,878	460,720	8,550	31,336,148
Thad Jampol	2022	427,141	—	—	444,800	9,200	881,141
Co-Founder and Chief Product Officer	2021	414,700	13,000,000	1,183,056	323,467	8,601	14,929,824
Don Coleman	2022	371,481	—	—	387,200	9,200	767,881
Chief Operating Officer	2021	360,600	11,050,000	1,183,056	328,146	9,425	12,931,227
(1)
Represents the aggregate grant date fair value of stock awards granted in fiscal year 2021, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB Topic 718”). The fiscal year 2021 stock awards consist of grants of performance share units (“PSUs”) granted pursuant to the Intapp, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”). Terms of the fiscal year 2021 PSUs are summarized in “Elements of Executive Compensation—Equity Awards During Fiscal Year 2021” in our Proxy Statement filed with the SEC on October 5, 2021. The assumptions made when calculating the amounts reported are found in Note 10: “Stock Plans and Stock-Based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2021. No stock awards were granted in fiscal year 2022.

(2)
Represents the aggregate grant date fair value of stock options (“Options”) granted in fiscal year 2021, computed in accordance with FASB Topic 718. The fiscal year 2021 Options were granted pursuant to the Intapp, Inc. Amended and Restated 2012 Stock Option and Grant Plan (the “2012 Plan”). Terms of the fiscal year 2021 Options are summarized in “Elements of Executive Compensation—Equity Awards During Fiscal Year 2021” in our Proxy Statement filed with the SEC on October 5, 2021. The assumptions made when calculating the amounts reported are found in Note 10: “Stock Plans and Stock-Based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2021. No option awards were granted in fiscal year 2022.

(3)
Represents amounts earned for fiscal year 2022 and fiscal year 2021, as applicable, under our annual performance-based cash bonus program. See “Elements of Executive Compensation—Annual Cash Bonus” below.

(4)	For each of fiscal year 2022 and 2021, represents a Company contribution to the Company’s 401(k) plan on behalf of each NEO.
For fiscal year 2022, represents Company matching charitable contributions to non-profit organizations made on behalf of NEOs under the Company’s Workplace Giving and Matching Program, under the same terms available to the Company’s employees.

ELEMENTS OF EXECUTIVE COMPENSATION
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective executive team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our NEOs are designed to reflect each NEO’s scope of responsibility and accountability. The actual base salary paid to each NEO for each of fiscal years 2022 and 2021 is set forth in the “Summary Compensation Table” above.
Annual Cash Bonus
We provide our NEOs with short-term incentive compensation through an annual cash bonus program. The annual cash bonus program is intended to hold the NEOs accountable to business and individual objectives, reward the NEOs based on actual business results and help sustain a “pay for performance” culture. Under the annual cash bonus program, each NEO has a target annual bonus equal to a percentage of base salary. For fiscal year 2022, the target annual bonus for Mr. Hall was 80% of base salary, the target annual bonus for Mr. Jampol was 70% of base salary and the target annual bonus for Mr. Coleman was 70% of base salary.
Amounts are earned under the annual cash bonus program subject to the achievement of business and individual objectives. For fiscal year 2022, 50% of the annual target bonus for each NEO was subject to the achievement of certain Company operating performance objectives and 50% of the annual target bonus for each NEO was subject to the achievement of certain functional objectives set for each individual. Our Compensation Committee determined that the Company operating performance objective was exceeded and resulted in a payout at 134% of target bonus amounts for each of our NEOs for fiscal year 2022 on this component, and that the individualized functional objectives component was achieved at 100% of target for each of our NEOs for fiscal year 2022. In addition, the Compensation Committee awarded additional amounts to Mr. Jampol and Mr. Coleman in recognition of their roles in managing the Company’s transition and relocation of all of our development and services functions previously located in Russia and Belarus to facilities and resources outside of the conflict zone and also Mr. Coleman’s role in managing the Company’s operations in response to challenges presented by the COVID-19 pandemic. Amounts earned by each NEO for fiscal year 2022 under the annual cash bonus program are set forth in the “Summary Compensation Table” above.
Equity Awards During Fiscal Year 2022
The Company generally intends to grant equity awards pursuant to our 2021 Plan to senior management team members, including the NEOs, on an annual basis. At the end of fiscal year 2021, in connection with the Company’s initial public offering, we granted equity awards to our senior management team members, including the NEOs, under our 2021 Plan. Therefore, we did not grant equity awards to our NEOs under our 2021 Plan in fiscal year 2022. The Company made an annual grant of PSUs to senior management team members, including the NEOs, under the 2021 Plan early in fiscal year 2023.
EMPLOYMENT AGREEMENTS WITH OUR NEOS
Each of our NEOs entered into an employment agreement in connection with our initial public offering (each, an “Employment Agreement” and together, the “Employment Agreements”). The Employment Agreements for Messrs. Hall and Jampol became effective as of June 18, 2021, and the Employment Agreement for Mr. Coleman became effective as of June 29, 2021. The Employment Agreements supersede all prior employment agreements with the NEOs, however their original confidentiality and invention assignment agreements remain in effect.
The Employment Agreements provide for at-will employment and the provision of an annual base salary (currently $456,290 for Mr. Hall, $427,141 for Mr. Jampol and $371,481 for Mr. Coleman), an annual cash bonus plan opportunity (currently 80% of annual base salary for Mr. Hall, 70% of annual base salary for Mr. Jampol and 70% of annual base salary for Mr. Coleman), long-term incentive plan and employee benefit plan participation and the reimbursement of business expenses.
In the event that an NEO is terminated without cause or resigns for good reason (as defined in the Employment Agreements) not in connection with a change in control, he will be entitled to severance as follows: (1) continued payment of annual base salary for 18 months in the case of Mr. Hall and 12 months in the case of

Messrs. Jampol and Coleman; (2) reimbursement of COBRA premiums for up to 12 months; (3) with respect to equity-based compensation awards granted prior to the effective date of the Employment Agreement (“Pre-IPO Awards”), accelerated vesting of (A) the time-based vesting Pre-IPO Awards that are scheduled to vest in the 12 months following termination (or such longer period as provided under the applicable Pre-IPO Award), and (B) 25% of all performance-based vesting Pre-IPO Awards; and (4) with respect to equity-based compensation awards granted as of or after the effective date of the Employment Agreement (“Post-IPO Awards”), accelerated vesting of (A) the next four unvested milestones scheduled to vest for the PSUs granted in connection with our initial public offering, (B) the time-based vesting Post-IPO Awards that are scheduled to vest in the 12 months following termination, and (C) 25% of the number of unvested milestones for performance-based vesting Post-IPO Awards, other than the PSUs granted in connection with our initial public offering.
In the event that an NEO is terminated without cause or resigns for good reason during the period three months prior to or 12 months following a change in control, he will be entitled to severance as follows: (1) continued payment of 1.5 times the annual base salary and target annual bonus for the year of termination for Mr. Hall and one times the annual base salary and target annual bonus for the year of termination for each of Messrs. Jampol and Coleman; (2) reimbursement of COBRA premiums for up to 12 months; (3) accelerated vesting for Pre-IPO Awards as provided above; and (4) accelerated vesting of all Post-IPO Awards (including the PSUs granted in connection with our initial public offering) in full.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth the outstanding equity awards held by each of our NEOs as of June 30, 2022.
	Option-based awards					Share-based awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(1)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
John Hall	564,300(3)	—	—	3.99	08/27/2025
	1,503,449(3)	—	—	7.45	07/26/2027
	262,330(4)	—	107,670	12.00	07/29/2030
						935,000	13,688,400
Thad Jampol	79,168(3)	—	—	0.25	07/31/2023
	773,720(3)	—	—	3.99	08/27/2025
	130,880(3)	—	—	7.45	07/26/2027
	170,160(4)	—	69,840	12.00	07/29/2030
						425,000	6,222,000
Don Coleman	32,316(3)	—	—	0.25	07/31/2023
	565,600(3)	—	—	3.99	08/27/2025
	130,880(3)	—	—	7.45	07/26/2027
	170,160(4)	—	69,840	12.00	07/29/2030
						361,250	5,288,700
(1)
Represents PSUs granted on June 29, 2021. The PSUs vest based on achievement of annual recurring revenue targets through June 30, 2025, and are subject to accelerated vesting upon certain terminations of employment, as described in “Elements of Executive Compensation—Equity Awards During Fiscal Year 2021—Performance Share Units” in our Proxy Statement filed with the SEC on October 5, 2022.

(2)	The value of each unvested PSU is based on the potential number of shares into which the PSU may convert upon vesting and the closing price of our common stock on June 30, 2022.
(3)	The shares underlying this Option are fully vested.
(4)
The shares underlying this Option vest based on achievement of cumulative annual recurring contract value targets prior to June 30, 2023, and are subject to accelerated vesting upon certain terminations of employment, as described in “Elements of Executive Compensation—Equity Awards During Fiscal Year 2021—Stock Options” in our Proxy Statement filed with the SEC on October 5, 2022.

RETIREMENT PLAN AND EMPLOYEE BENEFITS
All of our U.S. employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance and a 401(k) plan with Company contributions. Our NEOs are eligible to participate in these plans on the same basis as our other employees and do not participate in executive level benefit programs. Other than our 401(k) plan, we do not sponsor or maintain any deferred compensation or retirement plans. The Company contributions to the 401(k) plan on behalf of each NEO in fiscal year 2022 are included in the “Summary Compensation Table” above under the column “All Other Compensation.”
TERMINATION AND CHANGE IN CONTROL PROVISIONS
Employment Agreements with our NEOs
A description of the severance payments and benefits to be provided to our NEOs, including in respect of equity awards held by our NEOs, in connection with certain terminations of employment both in connection with a change in control and not in connection with a change in control, is set forth in “Employment Agreements with our NEOs” above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since July 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”
SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT
On July 2, 2021, we entered into a new stockholders’ agreement with Anderson Investments Pte. Ltd. (“Anderson”), Great Hill Equity Partners IV, L.P. and Great Hill Investors, LLC (together with Great Hill Equity Partners IV, L.P., “Great Hill”). The Stockholders’ Agreement provides that so long as each of Anderson and Great Hill beneficially owns at least 10.0% of outstanding common stock, each shall have the right to nominate one director to our board of directors. Pursuant to the Stockholders’ Agreement, we have agreed to use our commercially reasonable efforts to cause the election of the slate of directors recommended by our board of directors, which, subject to the fiduciary duties of our directors, will include the persons nominated by Anderson and Great Hill in accordance with the Stockholders’ Agreement. At the current ownership levels, Anderson and Great Hill are each entitled to nominate one director for election to our board of directors. Mukul Chawla and Chris Gaffney currently serve on our board of directors and serve as the designees of Anderson and Great Hill, respectively. The size of our board of directors is currently ten directors. The Stockholders’ Agreement will terminate automatically (without any action by any party thereto) as it relates to each stockholder at such time as such stockholder ceases to beneficially own in excess of 10% of the issued and outstanding shares of common stock of the Company as of the time of the record date for the annual stockholders’ meeting.
SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
On July 2, 2021, we entered into a new registration rights agreement with John Hall, our Chief Executive Officer, Anderson and Great Hill (collectively, the “Existing Holders”). The Registration Rights Agreement provides these holders (and their permitted transferees) with the right to require us, at our expense, to register their shares of our common stock under the Securities Act for sale into the public markets at any time following the expiration of the 180-day lock-up period following the initial public offering. The agreement will also provide that we will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. The following description summarizes such rights and circumstances.
Demand Rights/Shelf Registration Rights
Subject to certain limitations, each of Anderson and Great Hill (each a “demand holder”) have the right, by delivering written notice to us, to require us to register the number of our shares of common stock requested to be so registered in accordance with the Registration Rights Agreement. We will notify the other Existing Holders party to the Registration Rights Agreement promptly following receipt of notice of a demand registration from either Anderson or Great Hill. We will include in the registration all securities with respect to which we receive a written request for inclusion in the registration within ten days after we give our notice. Following the demand request, we are required to use our reasonable best efforts to expeditiously effect (but in any event no later than ninety days following the demand request) the registration of all securities with respect to which we receive a written request for inclusion in the registration. Each demand holder will be limited to an aggregate of three demand registrations.
We will not be required to effect any demand registration (i) prior to the expiration of the 180-day lockup period for the initial public offering, (ii) if the aggregate sale price of securities proposed to be included in such demand registration is expected to be less than $50 million or (iii) if such demand request is made within one hundred twenty days after the effective date of a registration statement filed by us covering a firm commitment underwritten public offering in which the demand holders shall have been entitled to join pursuant to certain piggyback registration rights held by them.
In addition, if we are eligible to file a shelf registration statement on Form S-3, each of Anderson and Great Hill can request that we register their shares for resale on such shelf registration statement or prospectus supplement to a previously filed shelf registration statement.

Piggyback Registration Rights
Holders of registrable shares of common stock under the Registration Rights Agreement will be entitled to request to participate in, or “piggyback” on, registrations of certain securities for sale by us at any time following the 180-day lockup period of the initial public offering. This piggyback right will apply to any registration following our initial public offering other than registration statements on Form S-4 or S-8 (or any similar successor forms used for a purpose similar to the intended use of such forms) or a resale shelf registration statement on Form S-3.
Conditions and Limitations
The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances. For example, we may delay the filing or effectiveness of any registration statement for an aggregate period of no more than ninety days in any calendar year if we determine, in good faith, that the filing or maintenance of a registration statement would, if not so deferred, (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving us; (ii) require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential; or (iii) render us unable to comply with requirements under the Securities Act or Exchange Act. Additionally, in certain circumstances we may withdraw a registration statement upon request by the holder(s) of registrable securities.
SERVICE AGREEMENT WITH CHARLES MORAN
Pursuant to a director service agreement with Mr. Moran, effective as of December 31, 2020 (the “Moran Services Agreement”), where he was engaged as a special advisor to us for a 12-month term for financial advice and advice in connection with our initial public offering, he was granted an option to purchase up to 300,000 shares of our common stock, one-half of which vested upon the effectiveness of our initial public offering on June 29, 2021 and one-half of which vested on June 29, 2022. In February 2021, pursuant to the early exercise provisions in the option award agreement, Mr. Moran exercised his option to purchase all 300,000 shares of our common stock for an aggregate price of approximately $4.4 million. The aggregate fair value on the grant date of this stock option award to Mr. Moran was $1,839,154, determined in accordance with FASB ASC Topic 718. The Moran Services Agreement also contains proprietary information and confidentiality obligations and a one-year post-service non-solicitation covenant. The Moran Services Agreement expired on December 31, 2021, pursuant to its terms.
CONSULTING AGREEMENT WITH RALPH BAXTER
In March 2016, Integration Appliance, Inc. entered into a consulting agreement with Mr. Baxter (as amended from time to time, the “Baxter Consulting Agreement”), who subsequently assigned all of his rights, title and interest and delegated all of his obligations, responsibilities and duties to Ralph Baxter, Inc. Mr. Baxter is the Principal of Ralph Baxter, Inc. Pursuant to the Baxter Consulting Agreement, Ralph Baxter, Inc. is engaged to advise us in connection with our advisory board program. In connection therewith, Ralph Baxter, Inc. receives base fees of $240,000 per year and up to $260,000 in additional fees per year based upon the achievement of certain objectives related to his work in chairing our advisory board program. On July 30, 2020, Mr. Baxter was granted an option to purchase up to 25,000 shares of our common stock, which vest, subject to continued service, based on the Company’s achievement of cumulative annual recurring contract value targets before June 30, 2023. The aggregate fair value on the grant date of this stock option award to Mr. Baxter is $123,235, determined in accordance with FASB ASC Topic 718. On June 23, 2022, the Baxter Consulting Agreement was extended pursuant to the terms thereof to expire on June 30, 2023.
INDEMNIFICATION UNDER CERTIFICATE OF INCORPORATION AND BYLAWS; INDEMNIFICATION AGREEMENTS
Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in our Bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We have also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.
POLICY REGARDING RELATED PARTY TRANSACTIONS
Our board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) a related person has or will have a direct or indirect material interest, in each case, other than compensation arrangements approved by our Board or an authorized Board Committee. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of us or a nominee to become a director of us, (b) any person who is known to be the beneficial owner of more than 5% of our voting securities, (c) any immediate family member of any of the foregoing persons, including individuals sharing the same household as such person, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is an officer, general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. The Audit Committee reviews and approves, ratifies or disallows, each related party transaction, taking into account whether the terms are comparable to those obtained in an arm’s length transaction, the extent of the related person’s interest and other factors. If advance approval of a related party transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the General Counsel, subject to ratification by the Audit Committee. No director may participate in approval of a related party transaction for which he or she is a related person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to the Company regarding the beneficial ownership of the common stock as of September 21, 2022, by:
•	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the common stock;
•	each Named Executive Officer and director of the Company; and
•	all current executive officers and directors of the Company, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership percentages set forth in the table below are based on 62,973,991 shares of common stock issued and outstanding as of September 21, 2022. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to equity awards held by the person that are currently exercisable, or would be exercisable or would vest based on service-based vesting conditions within 60 days of September 21, 2022. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock.
Name and Address of Beneficial Owner(1)	Number of Shares of Common stock	Percent Owned
Directors and Named Executive Officers:
John Hall(2)	7,434,468	11.81%
Don Coleman(3)	1,526,296	2.42%
Thad Jampol(4)	1,738,509	2.76%
Beverly Allen	—	*
Ralph Baxter(5)	309,725	*
Mukul Chawla	7,092	*
Chris Gaffney(6)	18,248,778	28.98%
Nancy Harris	12,938	*
Charles Moran	342,092	*
George Neble	13,438	*
Derek Schoettle	7,092	*
Marie Wieck	20,938	*
All directors and executive officers as a group (15 individuals)(7)	30,614,786	48.61%
Five Percent Holders:
Entities affiliated with Anderson(8)	22,133,243	35.15%
Entities affiliated with Great Hill(9)	18,241,686	28.97%
Entities affiliated with Fidelity Investments(10)	5,118,226	8.13%
*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Intapp, Inc., 3101 Park Blvd, Palo Alto, CA 94306.
(2)
Consists of (i) 5,104,389 shares of common stock held of record by John Hall and (ii) 2,330,079 shares of common stock subject to equity awards held by Mr. Hall that are vested and exercisable within 60 days of September 21, 2022.

(3)
Consists of (i) 477,340 shares of common stock held of record by Don Coleman, (ii) 150,000 shares of common stock held of record by Gambatte LLC, whose voting and investment determinations are made by Mr. Coleman and (iii) 898,956 shares of common stock subject to equity awards held by Mr. Coleman that are vested and exercisable within 60 days of September 21, 2022.

(4)
Consists of (i) 506,274 shares of common stock held of record by Thad Jampol, (ii) 28,307 shares of common stock held of record by the Melita Jampol 2021 Grantor Retained Annuity Trust, of which Mr. Jampol is a trustee, (iii) 28,307 shares of common stock held of record by the Thaddeus Jampol 2021 Grantor Retained Annuity Trust, of which Mr. Jampol is a trustee, (iv) 21,693 shares of common stock held of record by Mr. Jampol’s spouse and (v) 1,153,928 shares of common stock subject to equity awards held by Mr. Jampol that are vested and exercisable within 60 days of September 21, 2022. Mr. Jampol disclaims beneficial ownership of the securities held of record by his spouse.
(5)
Consists of (i) 40,000 shares of common stock held of record by Ralph Baxter and (ii) 269,725 shares of common stock subject to equity awards held by Mr. Baxter that are vested and exercisable within 60 days of September 21, 2022.

(6)
Consists of (i) 18,176,401 shares of common stock held of record by GHEP IV and (ii) 65,285 shares of common stock held of record by GHI LLC. Mr. Gaffney is a Manager of (i) GHP IV, the general partner of GP IV, which is the general partner of GHEP IV and (ii) GHI, LLC, and thus may be deemed to have shared voting, investment and dispositive power with respect to the shares held by these entities (see Footnote 9 below), and 7,092 shares of common stock subject to an equity award that will vest, subject to service-based vesting requirements, within 60 days of September 21, 2022.

(7)
Consists of (i) 25,369,101 shares of common stock held of record, (ii) 5,240,685 shares of common stock subject to equity awards that are vested and exercisable within 60 days of September 21, 2022 and (iii) 5,000 shares of common stock subject to equity awards that will be vested and exercisable, subject to service-based vesting requirements, within 60 days of September 21, 2022.

(8)
Based solely on the Schedule 13D filed on July 12, 2021, consists of (1) 20,213,243 shares of common stock held of record by Anderson and (2) 1,920,000 shares of common stock held of record by Aranda Investments Pte. Ltd. (“Aranda”). Anderson is a direct wholly-owned subsidiary of Thomson Capital Pte. Ltd., or Thomson, which in turn is a direct wholly-owned subsidiary of Tembusu Capital Pte. Ltd., or Tembusu, which in turn is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited, or Temasek. In such capacities, each of Thomson, Tembusu, and Temasek may be deemed to have voting and dispositive power over the shares held by Anderson. Aranda is an indirect wholly owned subsidiary of Temasek. In such capacity, Temasek may be deemed to have voting and dispositive power over the shares held by Anderson. The address for Anderson, Thomson, Tembusu and Temasek is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(9)
Based solely on the Schedule 13D filed on July 12, 2021, consists of (i) 18,176,401 shares of common stock held of record by Great Hill Equity Partners IV, LP (“GHEP IV”) and (ii) 65,285 shares of common stock held of record by Great Hill Investors, LLC (“GHI LLC”). GHP IV, LLC (“GHP IV”) is the general partner of Great Hill Partners GP IV, L.P. (“GP IV”), which is the general partner of GHEP IV. Voting and investment determinations with respect to the securities held of record by GHEP IV are made by the Managers of GHP IV, who are Chris S. Gaffney, John G. Hayes, Matthew T. Vettel, Mark D. Taber, and Michael A. Kumin. As such, each of the foregoing individuals and entities may be deemed to share beneficial ownership of the securities held of record by GHEP IV. Voting and investment determinations with respect to the securities held of record by GHI LLC are made by its Managers, who are Chris S. Gaffney, John G. Hayes, Matthew T. Vettel, Mark D. Taber, and Michael A. Kumin. As such, each of the foregoing individuals may be deemed to share beneficial ownership of the securities held of record by GHI LLC. Each individual named in this footnote disclaims any such beneficial ownership. The address of each of these individuals and entities is c/o Great Hill Partners, LP, 200 Clarendon Street, 29th Floor, Boston, MA 02116.

(10)
Based solely on the Schedule 13G filed on February 9, 2022, consists of 5,118,226 shares beneficially owned by FMR LLC (“FMR”), of which FMR has the sole power to vote or to direct the vote of 150,399 shares and dispose or direct the disposition of 5,118,226 shares. Abigail P. Johnson has sole dispositive power over the 5,118,226 shares through her position as director, Chairman and CEO of FMR and through ownership of Series B shares and a voting agreement in FRM. Fidelity Advisor Growth Opportunities Fund (the “Fund”), a wholly owned subsidiary of FRM, beneficially owns 3,235,900 of these shares, of which the Fund has the sole power to vote or to direct the vote of all of these shares and no power to dispose of or direct the disposition of any of the shares. Each of FMR, Ms. Johnson, and Fidelity Advisor Growth Opportunities Fund are “entities affiliated with Fidelity Investments.” The address of each of these individuals and entities is c/o FRM, LLC, 245 Summer Street, Boston, Massachusetts 02210.

Equity Compensation Plan Information
The following table sets forth, as of June 30, 2022, certain information related to our compensation plans under which shares of our common stock may be issued.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	17,155,734(2)	10.56(3)	3,318,863(4)
Equity compensation plans not approved by security holders	—	—	—
Total	17,155,734	10.56	3,318,863
(1)	Equity compensation plans approved by security holders are the Amended and Restated 2012 Stock Option and Grant Plan, the 2021 Omnibus Incentive Plan, and the 2021 Employee Stock Purchase Plan.
(2)
Represents 12,684,809 shares of common stock issuable upon the exercise of outstanding stock options granted under the Amended and Restated 2012 Stock Option and Grant Plan and the 2021 Omnibus Incentive Plan, 1,000,730 shares of common stock issuable upon settlement of outstanding restricted share units under the 2021 Omnibus Incentive Plan and 3,470,195 shares of common stock issuable upon settlement of outstanding performance share units under the 2021 Omnibus Incentive Plan, each as of June 30, 2022. The amount in this column excludes purchase rights under the ESPP.

(3)	Represents the weighted-average exercise price of options outstanding under the Amended and Restated 2012 Stock Option and Grant Plan and the 2021 Omnibus Incentive Plan.
(4)
Represents 1,920,739 shares of common stock reserved for issuance under the 2021 Omnibus Incentive Plan and 1,398,124 shares of common stock reserved for issuance under the 2021 Employee Stock Purchase Plan.

The number of shares of common stock reserved for issuance under the 2021 Omnibus Incentive Plan will be cumulatively increased starting on July 1, 2022, and each July 1 thereafter, through (and including) July 1, 2031, by a number of shares of common stock of up to 5% of the number of shares of common stock issued and outstanding calculated on a fully-diluted basis on the immediately preceding June 30.
The number of shares of common stock reserved for issuance under the 2021 Employee Stock Purchase Plan will be cumulatively increased starting on July 1, 2022 and each July 1 thereafter, through (and including) July 1, 2031, by the lesser of: (a) one percent of the number of shares of common stock issued and outstanding calculated on a fully-diluted basis on the immediately preceding June 30 or (b) such lesser number of shares of common stock as determined by the person(s) appointed by our Board to administer the 2021 Employee Stock Purchase Plan.

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals at our 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) and wish to have those proposals included in the proxy materials to be distributed by us in connection with our 2023 Annual Meeting must submit their proposals to the Company at the physical address provided below on or before June 5, 2023. Any such proposal, including stockholder proposals for candidates for nomination for election to the Board, must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, and follow the procedures set forth in our Bylaws in order for such proposal to be eligible for inclusion in our 2023 proxy statement.
In accordance with our Bylaws, in order to be properly brought before the 2023 Annual Meeting, regardless of inclusion in our proxy statement, notice of a matter a stockholder wishes to present, including any director nominations, must be delivered to the Company at the physical address provided below, not less than 90 nor more than 120 days prior to the first anniversary date of this year’s annual meeting, which would be no earlier than July 18, 2023 and no later than August 17, 2023. If, however the date of the meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to the 2023 Annual Meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or 10th day following the day on which public announcement of the date of such meeting is first made by the us. The stockholder must also provide all of the information required by our Bylaws.
Each notice of business or director nomination must set forth the information required by our Bylaws. Any such proposals, including stockholder proposals for candidates for nomination for election to the Board, must be submitted in accordance with applicable SEC rules and regulations, and follow the Company’s procedures in its Bylaws. Submitting a notice does not ensure that the proposal will be raised at the 2023 Annual Meeting. We will not permit stockholder proposals that do not comply with the foregoing notice requirement to be brought before the 2023 Annual Meeting.
In addition to satisfying the above advance notice requirements, in order to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company’s Corporate Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than September 16, 2023.
Intapp, Inc.
Corporate Secretary
3101 Park Blvd.
Palo Alto, CA 94306
HOUSEHOLDING
The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Householding is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. Householding will continue until you are notified otherwise or you submit contrary instructions.
The Company will promptly deliver an additional copy of any such document to any stockholder who writes the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notice, proxy statement and annual report, you may contact us to request delivery of a single copy of these materials. Stockholders of record who currently receive multiple copies of the annual report and proxy statement or Notice of Internet Availability at their address who would prefer that their communications be householded, or stockholders of record who are currently participating in householding and would prefer to receive separate copies of our proxy materials, should also contact us. Any such written requests should be directed to the Company at the following physical address or email address:
Intapp, Inc.
Corporate Secretary
3101 Park Blvd.
Palo Alto, CA 94306
Email: ir@intapp.com
(650) 852-0400

ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the year ended June 30, 2022, as filed with the SEC, is available to stockholders without charge upon written request directed to Investor Relations, 3101 Park Blvd., Palo Alto, CA 94306 or by phone at (650) 852-0400 or by email at ir@intapp.com. The Company makes available on or through our website free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.
OTHER MATTERS
We do not presently know of any matters to be acted upon at the Annual Meeting other than the matters referred to in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.
By order of the Board of Directors,
Steven Todd
General Counsel and Secretary
October 3, 2022

*INTAPP, INC.*
*3101 PARK BLVD.*
*PALO ALTO, CA 94306*

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 14, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/INTA2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 14, 2022. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D91161-P79866 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**INTAPP, INC.**

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Beverly Allen
02) Nancy Harris
03) Derek Schoettle
04) Marie Wieck

**The Board of Directors recommends you vote FOR the following proposal:**

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D91162-P79866

## INTAPP, INC.
## Annual Meeting of Stockholders
## November 15, 2022 10:00 AM, Pacific Time
## This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John Hall, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of INTAPP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PST on November 15, 2022, virtually at www.virtualshareholdermeeting.com/INTA2022 and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**